CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust, Inc.

We hereby consent to the use in this Post Effective Amendment No. 12 to the Registration Statement on Form S-11 (No. 333-117367) of Lightstone Value Plus Real Estate Investment Trust, Inc. of our report dated March 16, 2007, relating to consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust, Inc. for the year ended December 31, 2006, as well as our report dated July 18, 2006, relating to the consolidated statement of revenues and certain operating expenses of LVP Michigan Multifamily Portfolio LLC for the year ended December 31, 2005, both of which appear elsewhere herein.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
January 14, 2008